P.C LIU CPA, P.C.
136-40 39TH AVENUE,
FLUSHING, NEW YORK

CONSENT OF INDEPENDENT AUDITORS

We consent to the inclusion in the Registration Statement on Form S-1 of FORWARD PROFIT INVESTING LLC (a development stage company) of our report dated April 16, 2009, on our audit of the balance sheet of FORWARD PROFIT INVESTING LLC as of March 31, 2009, and the related statements of operations, changes in member’s capital, and cash flows for the period from March 19, 2009 (date of inception) through March 31, 2009.

Our report, dated April 16, 2009, contains an explanatory paragraph that states that FORWARD PROFIT INVESTING LLC has not generated revenue or positive cash flows from operations to date and has an accumulated deficit at March 31, 2009. These conditions raise substantial doubt about the LLC’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Pearl Liu, CPA
P.C. LIU, CPA, P.C.
May 15th, 2009
Flushing, New York